Exhibit 10.2

Execution Copy

EMPLOYEE CONFIDENTIALITY,

NONCOMPETITION AND INVENTION AGREEMENT

This Agreement effective as of the 10th day of July, 2017 (Effective Date) by and between OSIRIS THERAPEUTICS, INC., a corporation having a place of business at 7015 Albert Einstein Drive, Columbia, Maryland 21046 (hereinafter “Osiris” or the “Company”), and Linda Palczuk (hereinafter “Employee”);

NOW THEREFORE in consideration of the Company’s Agreement to employ Employee and other good and valuable consideration, the parties hereto agree as follows:

1.                                      Confidentiality.

(a) Confidential Information Defined.

Employee acknowledges that by reason of her duties as an employee of the Company she has or will have access to and will learn about certain Confidential Information (defined below).  As used in this Agreement, “Confidential Information” means all non-public and proprietary information from or about the Company or its subsidiaries, affiliates, joint ventures, customers, or investors, in spoken, printed, electronic or any other form or medium, related directly or indirectly to present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, assays, data, chemical formulas, instrumentation, trade secrets, copyrights, all copyrightable works, software, source code, systems, unpublished patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including, but not limited to, the revenues, costs, or profits associated with any products or services), business plans, lease structure, contract terms, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information.

Employee understands that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is to be known or used.

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Employee understands and agrees that Confidential Information includes information developed by her in the course of her employment by the Company as if the Company furnished the same Confidential Information to the Employee in the first instance.

Confidential Information shall not include information that: (a) is already generally available in the public domain at the time of disclosure; (b) was, as between Employee and the Company, lawfully in the Employee’s possession prior to employment by the Company ; (c) is received by Employee independently from a third party free to lawfully disclose such information to Employee; or (d) is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order and only if the recipient first notifies the Company of the order and permits the Company to seek an appropriate protective order.

(b) Disclosure and Use Restrictions.   Employee agrees to keep in strict confidence and not, either directly or indirectly, to make known, communicate, divulge, reveal, furnish, make available or use any Confidential Information, except for use in the Employee’s regular authorized duties on behalf of the Company.  Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company.  Employee agrees that upon termination of Employee’s employment with the Company, for any reason, Employee shall return to the Company any such documents or other property (including copies, summaries or analyses of the foregoing) containing Confidential Information which are in her possession, custody or control.

The obligations of Employee under this Section are in addition to, and not in limitation of or pre-emption of, all other obligations of confidentiality which she may have to the Company under general legal and equitable principles.

Employee understands and acknowledges that her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information and shall continue during and after her employment by the Company until such time as such Confidential Information has become public

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knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

(c) Defense Trade Secrets Act.  Pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement or any other Agreement between Employee and Company, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Securities and Exchange Commission, the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Employee does not need the prior authorization of Company to engage in such conduct, and Employee does not need to notify Company that Employee has engaged in such conduct.

2.                                      Restrictive Covenants.

(a) Acknowledgement.

Employee acknowledges that her access to and knowledge of the Confidential Information would be valuable to a competitor of the Company.

Employee further understands and acknowledges that the Company’s ability to reserve the Confidential Information for the exclusive knowledge and use of the Company is of great

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competitive importance and commercial value to the Company, and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity.

Employee also acknowledges that the Company markets, distributes, and sells its products throughout the United States.

(b) Non-Competition.

Because of Company’s legitimate business interest to protect these vital interests of the Company and the good and valuable consideration offered to Employee, Employee agrees that from the date of this Agreement through (A) the six month anniversary of the date on which her employment is terminated by the Company if terminated pursuant to Section 5.2(a)(i) or Section 5.2(a)(iii) of Employee’s employment agreement or (B) the first anniversary of the date on which her employment with the Company terminates for any reason other than pursuant to Section 5.2(a)(i) or Section 5.2(a)(iii) of Employee’s employment agreement, she shall not, directly or indirectly: (i) become employed by or affiliated with any corporation, partnership or other entity in a division or business line which is competitive with the Business of the Company (as defined below) (except that Employee may purchase up to five percent of the outstanding capital stock of a company that has common stock quoted on a national stock exchange or the over-the-counter market, so long as Employee has no active participation in the business of such company); (ii) solicit sales of, or sell, deliver or provide, any product or service of the kind and character sold, delivered or provided by the Company; (iii) solicit, attempt to solicit, or seek to divert from the Company the business or patronage of any Company customer, vendor or partner, or actively sought prospective customer, vendor, or partner, with whom Employee had contact on behalf of the Company, or confidential information regarding,  in the 24-month period immediately preceding Employee’s separation from the Company; or (iv) induce, suggest, assist in, influence the engagement, or hire, by any competitor of the Company, of any employee of the Company, or otherwise cause or encourage any person, corporation, partnership or other entity having an employment or independent contractor relationship with the Company to sever such relationship with the Company.

Employee’s obligations and covenants under this Section 2 shall be limited to the United States.  For the purposes of this Section 2, the Business of the Company shall mean the research,

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design, development, manufacture, commercialization, and/or selling of regenerative medicine and biosurgery products for wound care, orthopedics, and sports medicine including, but not limited to, products for the repair, replacement or regeneration of human tissues and/or the induction of or direct use of human cells and their progeny, including without limitation the research, development and commercialization of cellular transplants and cell-matrix products utilizing human cells and their progeny.  For the avoidance of doubt, nothing in this Section 2 shall restrict Employee from securing a role as a commercial executive with a pharmaceutical company that does not directly compete with the Company following the termination of Employee’s employment with the Company.

If any restriction set forth in this Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

3.                                      Inventions.

Employee hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of her rights to any discoveries, inventions and improvements, whether patentable or not, conceived or reduced to practice, either solely or jointly with others, by Employee while in the Company’s employ, whether in the course of her employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business.

Upon request by the Company with respect to any such discoveries, inventions or improvements, Employee will execute and deliver to the Company, at any time during or after her employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefore, when so requested by and at the expense of the Company, but without further or additional consideration.  Notwithstanding any other provision of this Section 3, the Company’s rights with respect to any discoveries, invention or improvements shall be subject to the rights of Case Western Reserve University under any license agreement between it and the Company entered into subsequent to the date of this Agreement.

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4.                                      Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

5.                                      Intentionally Omitted.

6.                                      Entire Agreement and Modification.  This Agreement, along with the employment agreement between the Company and Employee, constitutes the entire and exclusive Agreement between Employee and the Company pertaining to the confidentiality, use of Confidential Information, non-competition and inventions and supersedes any prior or contemporaneous agreements, representations and understandings of the parties with respect thereto.  No supplement, modification or amendment of this Agreement shall be binding upon the Company unless set forth in a written agreement executed by the Company.

7.                                      Intentionally Omitted.

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8.                                      Notice.  During the term of employee’s obligations pursuant to Section 2 hereof: (a) if and when Employee’s employment with Company terminates, Employee agrees to provide to any subsequent employer a copy of this Agreement and (b) in addition, Employee authorizes Company to provide a copy of this Agreement to third parties, including but not limited to, Employee’s subsequent, anticipated or possible future employer.

9.                                      Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Maryland. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10.                               Warranty.  Employee represents and warrants to the Company that she is not party to or bound by any agreement or commitment with any other corporation or entity which imposes any obligations or restrictions on her with respect to confidentiality, non-competition or the ownership of inventions and discoveries, or, if there is such an agreement or commitment, Employee has disclosed it in writing to the Company, and has been and will remain in compliance with its terms.  The Company shall have no obligation to defend Employee in connection with any such agreement or commitment, or claim by a third party that Employee is bound by any such obligation or restriction.

11.                               Review of Agreement.  Employee acknowledges that she has read this Agreement, has had the opportunity to review this Agreement with her counsel prior to signing, and understands the restrictions and other provisions contained herein.  Subject to the employment agreement between the Company and Employee, Employee further acknowledges and agrees that this Agreement does not constitute an agreement by the Company to employ Employee for a period of time and that Employee is an employee at will of the Company.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date indicated below.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Richard Skow

Title:	General Counsel

DATED:	June 24, 2017

EMPLOYEE:

Signed Name:	/s/ Linda Palczuk

Printed Name:	Linda Palczuk

DATED:	June 24, 2017

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